International Growth and Income Fund, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

For period ending 12/31/09
File number 811-22215

77C.           The Board of Directors of International Growth and Income Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for International Growth and Income Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Mary Jane Elmore	59,330,243	1,245,767
Robert A. Fox	59,328,216	1,247,794
Leonade D. Jones	59,328,553	1,247,457
William D. Jones	59,326,271	1,249,739
John M. Lillie	59,329,840	1,246,170
John G. McDonald	59,315,726	1,260,284
James J. Postl	59,328,423	1,247,587
Isaac Stein	59,324,785	1,251,225
Steven T. Watson	59,331,273	1,244,737

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
47,420,269	826,969	12,328,772

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	47,236,383	993,358	12,346,269
3b.	47,194,190	997,067	12,384,753
3c.	47,201,016	975,069	12,399,925
3d.	47,164,644	1,064,802	12,346,564
3e.	47,168,633	1,041,167	12,366,210
3f.	47,339,477	872,770	12,363,763
3g.	47,214,569	978,510	12,382,931

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
46,561,614	1,661,381	12,353,015

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
46,729,334	1,438,208	12,408,468

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
46,164,377	1,941,293	12,470,340

*Includes broker non-votes.